Exhibit 99.1

Bidz.com, Inc. Announces First Quarter 2007 Financial Results

•                  First quarter net revenue of $45 million, up 29% year-over-year

•                  Net income increased over 4% year-over-year to $3.4 million,

•                  Key business metrics continue to improve

LOS ANGELES, CA, April 24, 2007—Bidz.com, Inc., a leading online auctioneer of jewelry today reported financial results for the three months ended March 31, 2007.

Net revenue for the first quarter of 2007 was $44.7 million, a 29% increase compared with $34.7 million reported for the first quarter of 2006. This increase in net revenue was due primarily to the growth in demand for the Company’s jewelry products and the increase in the average selling price per order. During the first quarter, the Company had approximately 58,000 new buyers, and an average of over 3,300 orders per day as compared to 64,000 new buyers and an average of 2,900 orders per day in the prior year’s quarter. The average selling price per order increased 8% year-over-year to $154.

	Three months ended
	March 31,
	2007	2006	Change
Average selling price per order (gross)	$154	$142	8%
Average orders per day	3,317	2,901	14%
Average items sold per day	9,482	7,173	32%

Acquisition cost per new buyer	$45	$38	18%
Number of new buyers	58,056	63,618	-9%

The Company’s net income for the first quarter of 2007 was $3.4 million, or $0.14 per fully-diluted share on 23.7 million weighted average shares above the Company’s previously given guidance of $2.7-$3.0 million.  This compares to $3.3 million in net income and fully-diluted earnings per share of $0.14 on 23.8 million weighted average shares in the first quarter of 2006. The increase in net income was due primarily to increased revenue offset by a decrease in gross profit margins.

“We are pleased with the continued momentum we experienced during the first quarter,” said David Zinberg, CEO of Bidz.com. “Our ability to deliver value, quality and choice to our customers has resulted in increased orders per day and an increase in the average order size. We will continue to focus on expanding our product offering to meet customer demand which we believe will further drive our profitable growth.”

In the first quarter, gross profit increased 21.2% to $11.1 million from $9.2 million in the first quarter of 2006.  The gross profit margin as a percentage of net revenue was 24.9% in the first quarter of 2007 compared with 26.5% in the prior year’s quarter.

Operating expenses in the first quarter increased 29.3% to $7.5 million however remained flat as a percentage of sales at 16.8%.  Slightly lower sales and marketing as a percent of sales offset slightly higher general and administrative costs. Net operating income for the first quarter of 2007 was $3.6 million or 8.1% of sales compared to $3.4 million or 9.7% of sales in the first quarter of 2006.

As of March 31, 2007, the Company had $0.2 million in cash and cash equivalents, and has no long-term debt.  The Company’s outstanding balance on its revolving line of credit is $7.7 million of the available $15 million.

Business Outlook

The Company expects revenues for the second quarter of 2007 to be in the range of $38-$40 million, and anticipates income before income tax of $2.8-$3.3 million.  Historically, the second and third quarters are seasonally weaker periods for jewelry sales. For the full year of 2007, the Company expects revenues to be in the range of $170-$180 million, a 33% year-over-year increase at the midpoint, and gross margin of approximately 24-25% which the Company believes is appropriate for managing its business going forward.  The Company anticipates income before income tax for 2007 of $13-$14 million, a 145% year-over-year increase at the midpoint.

About Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include the ability of the Company to attract customers to its website and offer attractive products; to maintain its website, electronic data processing systems, and systems hardware; to forecast accurately net revenue and plan for expenses; to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Allyson Pooley / Patricia Dolmatsky
Integrated Corporate Relations
(310) 954-1100
apooley@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO
Bidz.com, Inc.
(310) 280-7373

(Financials to follow)

Bidz.com, Inc.

Condensed Balance sheets

(in thousands, except share data)

	December 31,	March 31,
	2006	2007

Assets
Current assets:
Cash	$359	$174
Accounts receivable, net	1,930	1,395
Inventories, net of reserves of $461 and $543 at December 31, 2006 and March 31, 2007 respectively	31,183	31,422
Prepaid inventory	3,125	1,296
Prepaid expense and other current assets	1,192	938
Total current assets	37,789	35,225
Property and equipment, net	478	631
Intangible asset	150	150
Deposits	125	125
Total assets	$38,542	$36,131

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	3,941	7,662
Accounts payable (includes related party amounts of $4,331 and $1,751 at December 31, 2006 and March 31, 2007 respectively	21,987	14,450
Accrued expenses	1,952	1,743
Deferred revenue	3,935	1,970
Total current liabilities	31,815	25,825

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2006 and March 31, 2007, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 23,233,904 and 23,252,654 at December 31, 2006 and March 31, 2007, respectively	23	23
Additional paid in capital	28,352	28,496
Shares held in treasury, at cost, 15,000 shares at March 31, 2007	(90)	(90)
Accumulated deficit	(21,558)	(18,123)
Total stockholders equity	6,727	10,306
	$38,542	$36,131

Bidz.com, Inc.
Consensed Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2007

Net revenue:
Merchandise sales	$34,636	$44,639
Commissions	57	85
Advertising	1	—

	34,694	44,724

Cost of revenue	25,516	33,596

Gross Profit	9,178	11,128

Operating expenses:
General and administrative	3,352	4,843
Sales and marketing	2,407	2,600
Depreciation and amortization	54	74

Total operating expenses	5,813	7,517

Income from operations	3,365	3,611

Other income - interest income	17	1
Other expense - interest (expense)	—	(82)

Income before income tax expense	3,382	3,530

Income tax expense	90	95

Net income	$3,292	$3,435

Net income per share available to common shareholders - basic	$0.14	$0.15

Net income per share available to common shareholders - diluted	$0.14	$0.14

Weighted average number of shares outstanding - basic	23,312,500	23,245,987

Weighted average number of shares outstanding - diluted	23,826,758	23,724,657